                                                                   Exhibit 10.24


                              MARKETING AGREEMENT

This Marketing Agreement is entered into as of December 6, 1999 (EFFECTIVE
DATE) by and between Prime Response, Inc., a Delaware corporation (PR) and Andersen Consulting LLP, an Illinois partnership (ANDERSEN CONSULTING)


                                   Background
                                   ----------

PR develops, manufactures and sells multi-channel marketing automation software products for the customer relationship management (CRM) market; Andersen Consulting provides consulting services, including third party software developer and Business Integration Services, to clients; and PR and Andersen Consulting desire to enter into an agreement granting Andersen Consulting the right to market the Products (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PR and Andersen Consulting agree as follows:


1.  DEFINITIONS.

     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

     AFFILIATE means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party and, with respect to Andersen Consulting, Proquire LLC. For purposes of this Agreement, CONTROL means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

     BUSINESS INTEGRATION SERVICES shall include, but not be limited to, the provision by Andersen Consulting or an Affiliate of systems design and development and implementation of modifications, extensions and interfaces to a software system, modifications to current applications, identification of operational strategies and business changes required to take advantage of a software product, integration, implementation and conversion assistance, and organization design and conversion training, and as a general matter may include strategic systems planning, productivity improvement/work simplification, systems design, change management and training, and systems management and outsourcing.

     CLIENT means those third parties and all subsidiaries or affiliates of those third parties which have licensed or purchased the Products or that may license or purchase the Products.

     CONFIDENTIAL INFORMATION means all data, specifications, training and any other know-how related to the design, implementation, performance or manufacture of the Products, as well as all other information and data provided by either party to the other party pursuant to this Agreement in written or other tangible medium and marked as confidential, or if disclosed orally or displayed, confirmed in writing at the time of disclosure, except any portion thereof which: (i) is known to the receiving party, as evidenced by the receiving party's written records, before receipt from the disclosing party; (ii) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the trade through no fault of the receiving party; (iv) is independently developed by the receiving party, as evidenced by the receiving party's written records, without access to such information; or (v) is the subject of a subpoena or other validly issued administrative or judicial process requesting disclosure of such Confidential Information; provided, the party that receives such order or
                          --------
process provide prompt notice to the disclosing party and permits the disclosing party to contest or narrow such request for disclosure and thereafter complies with such subpoena or other process.

     LIST PRICE means PR's standard published list prices for the Products, as in effect from time to time.

     FORCE MAJEURE means any event beyond the control of the parties, including, without limitation, failures of computers, computer-related equipment, hardware or software, fire, flood, riots, strikes, epidemics, war (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), embargoes and governmental actions or decrees.

     IMPROVEMENTS means any additions, developments, enhancements, modifications, new versions, updates and other changes in the Products, including but not limited to any derivatives for any Product(s) and any new designs for the Product(s) delivered by PR to Andersen Consulting hereunder.

     PERSON means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

     PRODUCTS means the object code (machine readable format); version of and the user documentation regarding PR's multi-channel customer relationship management software products marketed under the name "Prime@Vantage" and "Prime@Vantage.com," as further described in Attachment A, together with any
                                             ---------- -
Improvements and any related Third Party Products that are incorporated into the Product.

     PRODUCT SPECIFICATIONS means the specifications for the Product set forth in Attachment A, as such specifications may be modified from time to time to
   ---------- -
reflect Improvements (if any) as notified by PR to Andersen Consulting.

     RESELL means that Andersen Consulting shall purchase copies of a Product from PR (at a price that is discounted in accordance with Section 4.1(b)) and distribute such Products in their original form to a Client at a price to be negotiated by Andersen Consulting and the Client, provided that Andersen Consulting shall have no right to use, copy or sublicense such Products and the Client shall be required to enter into a separate license agreement with PR governing any use of such Product.

     THIRD PARTY PRODUCT(S) means the object code version of any software, which is proprietary to a third party and embedded in the Products.

     TRADEMARKS  means (i) the trademarks described on Attachment C, and (ii)
                                                       ---------- -
any other trademarks, as may be agreed upon in writing from time to time by the parties for use by

Andersen Consulting in connection with the promotion, marketing and sale of the Products in accordance with the terms hereof.

     OTHER DEFINED TERMS. Each of the following terms have the meanings ascribed to it in the section set forth opposite such term:

ANDERSEN CONSULTING             Recitals
AGREEMENT                       Recitals
ASC                             Section 2.2
CRM                             Recitals
EAI                             Section 2.1
EFFECTIVE DATE                  Recitals
INDEMNIFYING PARTY              Section 9.3
Indemnitees                     Section 9.3
LOSSES                          Section 9.2
PERSONNEL                       Section 11.18
PLAN                            Section 2.2
PRODUCT INFORMATION             Section 7.1
PRODUCT REVENUE                 Section 4.1(c)
PROJECT WORK                    Section 5.3
PROSPECT REGISTRATION FORM      Section 2.3
PR                              Recitals
REGISTERED PROSPECT             Section 2.3
RFP                             Section 5.2
THIRD PARTY DEVELOPMENT FIRM    Section 5.4
WORK PRODUCT                    Section 5.3
Y2K COMPLIANT                   Section 8.3

2.  MARKETING ARRANGEMENT.

     2.1 APPOINTMENT. (a) Subject to the terms of this Agreement, PR hereby appoints Andersen Consulting as PR's non-exclusive reseller for the promotion, sale and delivery of the Products to customers. Andersen Consulting hereby accepts the appointment as non-exclusive reseller.

     (b) Subject to the terms set forth in this Agreement, PR will also designate Andersen Consulting as a "Preferred" Business Integration Services provider for the Products and will provide Andersen Consulting with the opportunity to participate in certain joint marketing activities and Client proposal opportunities described herein. Subject to the terms of this Agreement, Andersen Consulting may recommend PR as a preferred Enterprise Application Integration (EAI) technology for its offerings that embody CRM functionality.

     (c) It is understood and agreed that each of Andersen Consulting and PR reserves the right to continue to recommend the most appropriate available solution for their client(s). As a result, each party recognizes situations will arise among target clients where they shall mutually determine it is not beneficial to pursue an opportunity together. It is further understood and agreed that: (i) Andersen Consulting may market and demonstrate other software solutions to its clients, and if a Client selects an alternative or competing solution, Andersen Consulting will not be restricted from installing or implementing such alternative or competing solution; (ii) nothing in this Agreement shall restrict Andersen Consulting or its Affiliates from developing, marketing or installing competing software or entering into arrangements with any third party; and (iii) neither party makes any commitment that a minimum number of sales or licenses of the Products will be effected or a minimum amount of total revenue will be generated by either party as a result of this Agreement.

     (d) Neither party shall have the right to make commitments of any kind for or on behalf of the other party without the prior written consent of the other party, in each and every case. Except as set forth herein, each party will be responsible for its own costs associated with any marketing activities performed pursuant to this Agreement.

     2.2  MARKET DEVELOPMENT STRATEGY; ALLIANCE STEERING COMMITTEE.  (a)
The parties will work together to create a joint marketing and business development plan (PLAN)each year, which Plan shall be completed and approved by the parties at least thirty (30) business days prior to the end of each such year. Each party will use commercially reasonable efforts to implement such Plan.

     (b) An Alliance Steering Committee (ASC) shall be responsible for quarterly review and oversight of the Plan. The ASC shall consist of four members, two members to be appointed by each of Andersen Consulting and PR.
Each party may with notice to the other substitute any of its members serving on the ASC. The initial PR members shall be James Plantan and Anthony O'Donnell and the initial Andersen Consulting members shall be Patrick O'Halloran and Jacques Habib.

     (c) The ASC shall be responsible for the development management and execution of the Plan and shall in particular: (i) consider, review and amend the Plan from time to time in such manner as may be appropriate; (ii) monitor progress of the Plan; and (iii) report regularly to the management of both parties upon the progress of the Plan.

     (d) The ASC shall hold formal meetings quarterly or at any time upon the reasonable request of either party during the term of the agreement. Unless otherwise agreed by the parties all meetings of the ASC shall be held in Chicago and in Boston on an alternating basis, with the first meeting to be held in Paris on or around November 17, 1999. Meetings shall be scheduled with at least twenty-one (21) business days notice; the party that seeks to convene a particular meeting shall be responsible for the meeting notice and scheduling; provided, that the hosting party shall be responsible for notice and scheduling
--------
of the quarterly meetings. The quorum for ASC meetings shall be two, provided there are at least one member from each of Andersen Consulting and PR present. The ASC will act by vote of a majority of those present at any meeting, but at least one member from each party will be required to take any action.

     2.3 JOINT MARKETING EFFORTS. (a) Subject to the provisions of this Agreement, Andersen Consulting and PR will jointly work together to create a mutual understanding of opportunities which are of priority interest and assist each party in focusing their marketing efforts. The parties shall also work to identify target Clients and develop proposals for potential Clients to propose a solution encompassing PR's Products and Andersen Consulting's professional services.

     (b)  For each Client opportunity that either party is aware of, such party will notify the other party and the parties shall use reasonable efforts to mutually agree upon and execute a PROSPECT REGISTRATION FORM in the form of Attachment B, with such changes as the parties may mutually agree upon. The
------------
Prospect Registration Form the parties will (i)describe the Client (each a REGISTERED PROSPECT), (ii) the project, (ii) the specific roles each party will play in obtaining such Client and performing such project, and (iv) the applicable Prospect resale/marketing assistance fee Percentage (determined in accordance with Section 4.1).

     (c) If a party does not respond to the other party's submission of a Prospect Registration Form within five (5) business days, then such non-responding party will be deemed to have agreed to the Prospect Registration Form. For each Registered Prospect, as mutually agreed by the parties PR shall:
(i) authorize Andersen Consulting to Resell such Products to the Registered Prospect; or (ii) provide its Products directly to the Registered Prospect on PR's standard licensing terms and conditions and, if the Registered Prospect licenses the Product, remit to Andersen Consulting a marketing assistance fee in accordance with Section 4.1. In cases where Andersen Consulting does not elect to Resell Products to a Registered Prospect, Andersen Consulting shall be entitled to receive a marketing assistance fee in respect of such Registered Prospect if Andersen Consulting participates, to the extent provided in the applicable Prospect Registration Form, in the sale to such Registered Prospect if the Registered Prospect licenses the Product. Participation in a sale may include: (1) introducing PR to contacts at the Registered Prospect having the authority to make purchasing decisions; (2) performing software demonstrations of the Product for the Registered prospect; and (3) making a formal, written recommendation to the Registered Prospect which details, with a high degree of specificity, ways in which Products can be used by the Registered Prospect. Andersen Consulting shall be entitled to Resell or receive a marketing assistance fee as described in Section 2.3(c)(i)-(ii) for the duration of the project described in the applicable Prospect Registration Form.

     (d) PR and Andersen Consulting will address the specifics of each client opportunity on a case-by-case basis. These arrangements shall specify the scope, roles and responsibilities, staffing, and other terms for the engagement. In general, the parties contemplate PR providing Products and Andersen Consulting providing its Business Integration Services to Clients, under separate agreements with the Client. In the event that Andersen Consulting requires professional services from PR that are directed or customized to the needs of a particular Client, the parties will use reasonable efforts to enter into a subcontractor services agreement containing mutually acceptable terms.

     (e) Unless the parties mutually agree otherwise in writing, in the event that a Registered Prospect requires that PR Products and Business Integration Services be delivered under a single contract as a condition of awarding the contract, Andersen Consulting will be the prime contractor and PR would provide subcontracted services pursuant to the subcontractor agreement described above. In such event the parties will operate as independent contractors in providing such services to such Client.

     (f) In accordance with Sections 6.1 and 7.1, each party will appoint one or more business development personnel who will be responsible for the exchange of information with the other party and for coordinating the development of jointly pursued leads.

     (g) Except as set forth herein, each party will be responsible for its own costs and expenses associated with activities under this Agreement, such as any cost or expenses related to marketing to any Registered Prospects.

3.  RESELLER PRODUCT ORDERS; MARKETING ASSISTANCE PRODUCT ORDERS

     3.1 PRODUCT ORDERS. In the event that Andersen Consulting Resells PR Products to a Registered Prospect, Proquire LLC or Andersen Consulting shall place an order for Products by mail or facsimile, or by other means agreed upon by the parties. No order shall be binding upon PR until the same shall have been accepted by PR. PR shall use reasonable efforts to accept or reject all orders within ten (10) business days following receipt of same and shall use reasonable efforts to deliver all orders that are accepted by a mutually agreed upon delivery date. PR may reject any order that does not comply with the provisions of this Agreement by providing to Andersen Consulting, a written notice specifying the noncompliance. In case of conflict between the standard printed terms of purchase/sale of Andersen Consulting and PR, the former shall prevail, but in no event shall either party's standard terms override any provisions of this Agreement. When allocating production with respect to filling orders for Products, PR shall use reasonable efforts to ensure that Andersen Consulting orders are accepted and filled in a manner that is in all material respects the same as or superior to the priority and fill rate PR applies to Products ordered by third parties or PR's own sales organization.

     3.2 CHANGED ORDERS. In the event that Andersen Consulting cancels, reschedules or otherwise changes a purchase order less than five (5) days in advance of the scheduled delivery date, Andersen Consulting shall pay to PR a cancellation fee equal to ten percent (10%) of the price of the Products that are the subject of such cancellation.

     3.3 OBLIGATION TO SUPPLY. PR shall use reasonable efforts to accept and fill each order for Products submitted by Andersen Consulting. Without limiting the generality of the foregoing, it is expressly understood PR shall not be in breach of this Section 3.3 if PR's failure to supply Products is due to a Force Majeure event.

     3.4 PRODUCT PRICES; SHIPPING. (a) Prices for the Products shall be as described in Section 4.1, exclusive of shipping charges and other costs which shall be imposed on Andersen Consulting pursuant to Section 3.4(b). At all times during the term of this Agreement, Andersen Consulting's price for the Products shall be at least as favorable as the pricing PR is then offering to any third party with similar volumes and terms. In the event that PR reduces its prices on any Products ordered by Andersen Consulting but which have not yet been shipped to Andersen Consulting, then all Andersen Consulting orders that have been accepted by PR shall be invoiced at a price that reflects the reduction in PR's price .

     (b) PR shall arrange for shipment and invoicing to Andersen Consulting of the Products ordered by Andersen Consulting or its Affiliates via common carrier, FCA PR's loading dock (as defined in Incoterms).

     3.5. ACCEPTANCE. (a) Andersen Consulting shall notify PR within five
(5) business days of the receipt of a shipment of the Product of any apparent non-conformity of the Product to the Product Specifications. PR's obligations under Section 9.2 shall survive acceptance of the Product by Andersen Consulting.

     (b) PR shall at its expense and at no further cost to Andersen Consulting replace any Products that do not conform to the Product Specifications. All defective units of the Product shall be returned to PR using the procedure specified in this Section 3.5(b). Andersen Consulting shall notify PR in writing of its rejection of Product under Section 3.5(a), shall request a Return Material Authorization (RMA) number and shall within five (5) business days of receipt of such RMA number return such rejected Product to PR freight prepaid and properly insured, along with a reasonably detailed statement of the claimed defect and proof of date of purchase. In the event PR determines that the returned Product is defective and properly rejected by Andersen Consulting, PR shall replace such defective Product. PR shall return to Andersen Consulting within three (3) business days following receipt of the defective Products, freight prepaid, all replaced Products properly rejected, along with reimbursement of the shipment charges for return of the nonconforming Product. In the event that any rejected Product is determined by PR to not be defective, Andersen Consulting shall reimburse PR for all costs and expenses related to the inspection, repair, if any, and return of such Product to Andersen Consulting.

     3.6. NON-RESELLER SALES. In the event that Andersen Consulting does not Resell PR Products to a Registered Prospect, the provisions of Sections 3.1-
3.5 shall not apply to such transaction as between Andersen Consulting and PR. Instead, Andersen Consulting shall place PR in contact with the Registered Prospect and PR shall negotiate directly with the Registered Prospect concerning the license of the Products to such Registered Prospect.

4.  RESALE DISCOUNTS; MARKETING ASSISTANCE COMPENSATION.

     4.1 REVENUE SHARING RATES. (a) Until the earlier of (i) the first anniversary of the Effective Date or (ii) the licensing of Products to five (5) Registered Prospects pursuant to this Agreement, PR will provide Andersen Consulting with Products for Resale to Registered Prospects at a price equal to one-half (50%) of the List Price or pay Andersen Consulting a marketing
                                  --
assistance fee (if Andersen Consulting elects to have PR sell such Products directly to such Registered Prospects) equal to one-half (50%) of the Product Revenue associated with the Registered Prospect. Notwithstanding the sales strategy and compensation structures set forth in this Section 4, the parties acknowledge and agree that Andersen Consulting shall have no right to sublicense the Products to Clients, and that all licenses shall be directly between PR and the Client.

     (b) After the expiration of the period described in Section 4.1(a), PR will provide Andersen Consulting with Products for Resale to Registered Prospects at a discount level equal to twenty percent (20%) of the List Price, or pay Andersen Consulting a marketing assistance fee (if Andersen Consulting
--
elects to have PR sell such Products directly to such Registered Prospects) equal to twenty percent (20%) of the Product Revenue associated with the Registered Prospect.

     (c) PRODUCT REVENUE means the aggregate license fees invoiced to a Registered Prospect who licenses Products less charges in respect of (i) outbound shipping, packaging, insurance and delivery, separately billed to the Registered Prospect or prepaid; (ii) taxes, duties, and similar governmental charges (not including PR's net income tax); (iii) rebates, discounts and refunds remitted to the Registered Prospect; and (iv) Product returns by the Registered Prospect. Product Revenue shall include both initial and subsequent licenses by PR to such Registered Prospect, at any time during the duration of the project that is the subject of the Prospect Registration Form. Product Revenue shall not include any revenue payable in respect of PR's maintenance, support, training, installation and other professional services. Andersen Consulting may, however, mark up and resell PR's professional services on a case-by-case basis pursuant to a mutually agreed subcontract agreement among the parties.

     (d) Neither party shall disclose any billing or cost rates of the other party to any Client, potential Client or Registered Prospect without prior written approval of the other party.

     (e) It is understood and agreed that Andersen Consulting will retain all (100%) of its professional fees related to Business Integration Services provided by Andersen Consulting to third parties, including Registered Prospects.

     4.2 PAYMENT. Except as otherwise provided in any agreement between the parties with respect to a particular Registered Prospect, Andersen Consulting shall pay for Products (or PR shall pay Andersen Consulting the applicable marketing assistance fee) within thirty (30) business days after receipt of PR's invoice. All payments shall be stated and paid in U.S. Dollars. Product Revenue received in currencies other than U.S. Dollars shall be converted to U.S. Dollars using the exchange rate in effect as of the date that the payment is received by Andersen Consulting as stated in the Wall Street Journal, New York edition. All payments will be reduced by any applicable withholding taxes. Andersen Consulting and PR will cooperate to minimize, to the extent legally permissible, the tax liabilities related to the transactions contemplated by this Agreement; provided such cooperation shall not cause any adverse tax
                 --------
consequences to be incurred by either party which would not have been incurred under the terms and conditions as described in this Agreement. Each party shall provide and make available to the other party any resale certificates, information regarding out-of-state or out-of-country sales, and other exemption certificates or information reasonably requested by the other party.

     4.3 REPORTS. PR, when accounting for sales of Products and Product Revenue, shall maintain records in accordance with Generally Accepted Accounting Principles, as specified by the American Institute of Certified Public Accounts, consistently applied, sufficient to determine sales revenue and marketing assistance fees relating to sales of Products to Registered Prospects. Within forty-five (45) days following each March 31, June 30, September 30 and December 31, PR shall provide Andersen Consulting with a report including at least (a) the quantity of Products sold to Registered Prospects during the preceding quarter; (b) the monetary amount, in the applicable national currency, of such sales; (c) actual Product Revenue, by country; (d) the currency conversion rate used and U.S. dollar-equivalent of such sales (for sales made in currency other than U.S. dollars); (e) the calculation of marketing assistance fees thereon; and (f) the marketing assistance fees so computed and due Andersen Consulting. Such reports shall be submitted whether or not any sales of Products have been made during such period. Upon delivery of the report due for the period ending December 31 of each year, PR shall also report the aggregate sales and aggregate marketing assistance fees due Andersen Consulting for the entire preceding year.

     4.4 AUDITS. Andersen Consulting shall have the right, not more than once in any twelve (12)-month period, to have PR's relevant books and records audited by an independent certified public accountant of Andersen Consulting's choosing and reasonably acceptable to PR, to ascertain the accuracy of the reports under
Section 4.3. All such audits shall be scheduled within thirty (30) days following delivery of notice by Andersen Consulting, and conducted during PR's normal business hours, in a manner that does not unreasonably interfere with PR's normal business activities. If any audit discloses underreporting of sales of Products to Registered Prospects or underpayment of marketing assistance fees, PR shall promptly amend the report with respect to aggregate sales of Registered users and pay Andersen the marketing assistance fees due, as applicable. Andersen Consulting shall be responsible for all expenses it incurs in connection with any audit; provided, that if any audit determines that the reported sales of Products to Registered Prospects or the reported Product Revenue was less than the actual sales of Products or Product Revenue for the period in question, the actual out-of-pocket cost of such audit shall be borne by PR. Andersen Consulting will hold in confidence, and will require any certified public accountant it retains to perform an audit to hold in confidence, all information learned in the course of any audit, except to the extent necessary for Andersen Consulting to enforce its rights under this Agreement.

5.  CONFIDENTIALITY; PROPRIETARY RIGHTS; LICENSES

     5.1. PUBLICITY. (a) Except as is necessary to comply with applicable laws and regulations or to enforce their respective rights under this Agreement, or to a party's legal or financial advisors, and except as otherwise agreed to by the parties in writing, the parties shall: (i) keep the material terms of this Agreement confidential, (ii) agree upon the text and the exact timing of an initial public announcement relating to the transactions contemplated by this Agreement as soon as possible after the Effective Date (such agreement not to be unreasonably withheld or delayed) and (iii) agree on the text and the timing of any subsequent public announcements regarding this Agreement or the transactions contemplated herein. If this Agreement is required to be filed by PR with the Securities and Exchange Commission, PR shall not file this Agreement with the Securities and Exchange Commission without first notifying Andersen Consulting and seeking confidential treatment for any provisions of this Agreement that Andersen Consulting believes would disclose trade secrets, confidential commercial or financial information that would impair the value of the contractual rights represented by this Agreement or provide detailed commercial and financial information to competitors or third parties.

     (b) Except as otherwise provided in Section 5.6, neither party shall use the name of the other party or any director, officer or employee of the other party or any adaptation thereof without the prior written approval of the other party; provided that: (i) Andersen Consulting shall have the right to inform its
       --------
customers and prospective customers of its designation as a Global Reseller of the Products and its relationship with PR as a marketer and reseller of the Products as set forth in this Agreement and (ii) subject to approval of the text of any promotional material(s) or disclosures by Andersen Consulting, PR shall have the right to promote Andersen Consulting as its Preferred Business Integration Services provider in its marketing collateral and in customer presentations (including press tours, industry analyst visits, production of vision presentations, white papers, speaking engagements, executive events, trade shows, demonstration center exhibits, marketing brochures, and product demonstration script/scenario development).

     5.2 CONFIDENTIALITY. (a) It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees to take all reasonable steps to prevent disclosure of Confidential Information and not to use any Confidential Information except for the limited purposes set forth in this Agreement.

     (b) All Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon the first to occur of (a) termination of this Agreement or (b) written request by the discloser.

     (c) In the event either party receives a Requests for Proposals (RFP) from any client or prospective client under circumstances permitting it to share such RFP with the other party to this Agreement, then such RFP will be treated as Confidential Information for purposes of this Agreement.

     5.3 PROPRIETARY RIGHTS; WORK PRODUCT; ETC. (a) This Agreement does not convey to Andersen Consulting any ownership rights in any Products or in any intellectual property rights embodied in such Products by implication, estoppel or otherwise except for the license rights expressly granted under this Agreement. Title to the Products and the intellectual property rights embodied in the Products shall at all times remain vested in PR or its licensors.

     (b) This Agreement does not convey to PR any ownership rights in any products, materials, tools and methodologies that are proprietary to Andersen Consulting or to its licensors or in any intellectual property rights embodied in such products, materials, tools and methodologies by implication, estoppel or otherwise except for the rights expressly granted under this Agreement. Title to all such products, materials, tools and methodologies and the intellectual property rights embodied in such products, materials, tools and methodologies shall at all times remain vested in Andersen Consulting or its licensors. Andersen Consulting may, at its discretion, license such products, materials, tools and methodologies and the intellectual property rights embodied in such products, materials, tools and methodologies to Clients under a separate license agreement.

     (c) In the course of performing Business Integration Services for Clients pursuant to this Agreement, Andersen Consulting may develop new products, materials, tools and methodologies that operate with, or link to, the Products and may make modifications or enhancements to its existing products, materials, tools and methodologies (collectively, WORK PRODUCT). The foregoing does not in any way, however, grant Andersen Consulting the right to modify, enhance or create derivative works of the Product; any right to modify, enhance or create derivative works must be the subject of a separate written agreement between the parties. Andersen Consulting or the applicable Client, as agreed upon between such parties, will own any Work Product which is linked, combined or otherwise operated with the Products. PR shall have or obtain no rights in such Work Product other than (i) to use them as authorized by Andersen Consulting in writing from time to time solely for purposes of performing PR's responsibilities pursuant to an agreement for a particular Client, or (ii) pursuant to Andersen Consulting's standard license for such Work Product. If Work Product is made available to PR under Section 5.3(c)(i), it will be made available in an "AS IS" condition and without express or implied warranties of any kind.

     (d) Subject to the terms hereof, including the confidentiality provisions of Section 5, in no event shall Andersen Consulting be precluded from independently developing for itself, or for others, materials which are competitive with the Products. In addition, Andersen Consulting shall be free to use its general knowledge, skills and experience, and any ideas, concepts, know-how, and techniques within the scope of its consulting practice that are used in the course of providing services to Clients pursuant to this Agreement.

     5.4 JOINT DEVELOPMENT OF PRODUCT. PR will not (a) offer or negotiate with any third party commercial enterprise that engages in software development projects (excluding individuals or small businesses with whom PR regularly contracts for such work) (THIRD PARTY DEVELOPMENT FIRM) to have such Third Party Development Firm design, develop, implement or integrate any modifications, extensions or interfaces to the Products, or (b) enter into any other form of collaboration with any Third Party Development Firm for the design, development, implementation or integration of any modifications, extensions or interfaces relating to the Products, unless PR shall first offer such opportunity to Andersen Consulting. For purposes of offering Andersen Consulting any such opportunity, PR shall notify Andersen Consulting of the opportunity, including sufficient detail to permit Andersen Consulting to evaluate its interest in the opportunity, and Andersen Consulting shall meet with PR as soon as possible, but no later than fifteen (15) business days following such notice to discuss the technical features of the opportunity. Andersen Consulting shall notify PR within thirty (30) business ) business days following PR's initial notice of its interest (or lack of interest) in pursuing such opportunity. If Andersen Consulting indicates that it wishes to pursue such opportunity, then the parties shall within ten(10) business days following Andersen Consulting's notice engage in good faith negotiation of terms for a development and/or integration agreement which shall be in substantially the form attached hereto as

Attachment E. If the Parties cannot negotiate mutually acceptable terms for an agreement within thirty (30) business days from the commencement of negotiations period, then PR may negotiate with a third party concerning such opportunity; provided, however, that any such agreement shall contain terms
             --------  -------
that in the aggregate are no more favorable to such third party than those offered to Andersen Consulting. If PR wishes to offer such opportunity to a third party on terms that in the aggregate are more favorable than those offered to Andersen Consulting, PR shall first notify Andersen Consulting and provide it a period of ten (10) business days to consider such improved terms. The parties agree that this Section 5.4 shall under no circumstances restrict or limit PR's right to develop any software using its own resources or personnel.

     5.5 ENABLING LICENSES. (a) PR hereby grants to Andersen Consulting a worldwide, paid-up and royalty-free license during the term of this Agreement to
(i) demonstrate and display the Products, alone or in conjunction with third party products, in object code form to potential Clients and Andersen Consulting personnel (including but not limited to activities performed at exhibits and Andersen Consulting demonstration centers) and (ii) use up to ten (10) copies of the Products internally, in object code form to (1) develop and demonstrate proof-of-concepts, implementation methodology, and implementation aides relating to the Products; (2) train Andersen Consulting personnel; and (3) provide Business Integration Services to Clients who have a license from PR for the Products. Andersen Consulting shall provide PR with a copy of all implementation methodology, aids, etc. and other tools or processes that are used in conjunction with the Products for PR's review and comment prior to their release.

     (b) Andersen Consulting, its Affiliates shall not (i) copy or reproduce the Products except as necessary to demonstrate and use internally the Products, as allowed under this Agreement; (ii) copy the Product documentation except as necessary to perform its obligations under this Agreement; (iii) translate, adapt, vary or modify the Products; (iv) disassemble, decompile or reverse engineer the Products or create any derivative works based thereon; (v) sublicense, lease, distribute or enter into any time share or service bureau arrangement with respect to the Products; (vi) make more than one (1) copy of the Products for back-up purposes, which must be stored in a secure place and be clearly marked; and (vii) permit use of the Products other than by its own authorized employees. It is understood and agreed that the limitations imposed under this Section 5.5(b) shall not restrict Andersen Consulting from producing Work Product in accordance with Section 5.3.

     (c) PR will provide Andersen Consulting at no charge with PR's standard maintenance and technical support services for the Products licensed under this
Section 5.5 (including installation support).

     (d) PR will provide Andersen Consulting at no charge any updates and upgrades it makes to the Products that PR makes available to its Clients receiving maintenance or support services. PR will also provide Andersen Consulting at no charge any new releases it makes for the Products. All such Improvements shall be considered "Products" for all purposes hereunder. PR shall use reasonable efforts to deliver updates and upgrades to Andersen Consulting not later than the date it initially releases such updates and upgrades to Clients.

     (e) Where reasonably possible, PR will provide Andersen Consulting at no charge with advanced releases of all new versions of the Products (Beta versions) within the context of PR's Beta testing program. Andersen Consulting will use such advanced releases of the Products only for internal training and demonstration unless PR provides prior written approval for external use of such advanced releases.

     5.6 TRADEMARK LICENSE. (a) Subject to Andersen Consulting's compliance with this Agreement, PR hereby grants to Andersen Consulting a fully paid up and royalty-free right and license to use the Trademarks in connection with the promotion and marketing of the Products during the term of this Agreement. All right, title and interest to the Trademarks, and all goodwill therein, shall remain with PR and no other license relating thereto is granted hereunder. PR shall have no obligation to maintain or file for trademark protection in any given jurisdiction.

     (b) Subject to the wind-down rights set forth in Section 9.3, upon any expiration or termination of this Agreement, the license to Andersen Consulting to use the Trademarks shall terminate, and Andersen Consulting shall take all necessary action and execute and deliver to PR all necessary documents and instruments to remove Andersen Consulting as a registered user and/or a recorded licensee of the Trademarks.

     (c)  Each party hereto agrees to notify the other in writing promptly
(but not later than thirty (30) business days) after obtaining knowledge of any infringements or imitations of the Trademarks by third parties.

     (d) PR reserves the right to modify or abandon the Trademarks or substitute alternative marks for any or all of the Trademarks at any time provided, that Andersen Consulting shall not be required to incur any expense to
--------
re-mark or otherwise modify packaging or sales collateral to adopt such modified, substituted or alternative marks but shall implement such marks in a commercially reasonable manner consistent with the depletion of then existing inventory and sales collateral, but in no event shall Andersen Consulting display or distribute obsolete marks later than sixty (60) business days after notice from PR.

     (e) No later than thirty (30) business days prior to anticipated release, Andersen Consulting shall provide PR with a sample of all product packaging and advertising that makes use of the Trademarks for purposes of permitting PR to verify that Andersen Consulting's use of the Trademarks is consistent with the provisions of Attachment C. Andersen Consulting shall not challenge, directly
              ---------- -
or indirectly, PR's rights in respect of the Trademarks, nor shall it register any trademark, logo, mark or name that is confusingly similar therewith, as a trademark, trade name, corporate name or domain name in any jurisdiction provided, that Andersen Consulting shall not waive its rights with respect to
--------
existing trademarks owned by Andersen Consulting or trademarks that Andersen Consulting acquires during the term of this Agreement, and Andersen Consulting shall not waive any rights with respect to the protection of its trademarks. Andersen Consulting shall comply with the Trademark guidelines set forth in Attachment C. Andersen Consulting shall not adopt other marks for use in the
------------
promotion, marketing and sale of the Products   without the prior written
consent of PR, which consent shall not be given unless PR jointly owns such marks.

6.  ANDERSEN CONSULTING'S MARKETING OBLIGATIONS.

     6.1 JOINT MARKETING FUNDING. Andersen Consulting will provide an aggregate $1 Million in funding to support targeted industry seminars and educational events that feature the Products as determined by the ASC. Andersen Consulting's obligation to provide funding under this Section 6.1 is subject to and shall accrue upon Andersen Consulting's prior receipt of a corresponding amount of revenue pursuant to Section 2.3 of this Agreement, in the form of reseller discounts or marketing assistance fees.

     6.2  BUSINESS DEVELOPMENT STAFFING.  Andersen Consulting will appoint two
(2) full-time Business Development Directors for the Products: one based in Europe and one based in the United States. Said Business Development Directors shall be responsible for (a) building awareness and acceptance of the Products within Andersen Consulting and its Affiliates and (b) coordinating joint marketing and sales efforts pursuant to this Agreement.

     6.3 PRODUCT FEEDBACK; SALES TOOLS. Andersen Consulting will provide PR with guidance and field feedback from Andersen Consulting staff concerning the Products and PR's software development plans at monthly feedback meetings organized by the ASC. Such feedback shall be focused on: (a) core architecture review and enhancements; (b) real time integration capabilities to web and call center functions; and (c) integration of the Products with analytical tools. Andersen Consulting will develop return on investment models that demonstrate the benefit of marketing automation to be used in joint sales efforts according to a schedule developed by the ASC.

     6.4 SALES SUPPORT. Andersen Consulting shall, and shall cause its Affiliates to, devote commercially reasonable efforts to promote the Products to appropriate Clients and prospective Clients and the acceptance of the Products by such Clients and prospective Clients. Andersen Consulting's promotion and sales efforts shall include the following general activities performed in the manner dictated by the reasonable business judgment of Andersen Consulting: (a) considering the Products as a component of any CRM-related offering or venture it proposes for its customers; (b) considering, as the relationship between PR and Andersen Consulting progresses, expanding the scope of this Agreement to include development of industry vertical solutions incorporating the Products;
(c) considering, on a case-by-case basis, speaking at private invitation conferences and seminars with PR; (d) targeting early engagements that include the Products to develop case studies and return on investment models, and customer testimonials to be leveraged in joint marketing efforts incorporating the Products; (e) tailoring and extending Andersen Consulting's existing methodologies to reflect the nuances of marketing automation and PR Products; and (f) otherwise conducting such activities as are reasonably appropriate for the marketing and sale of the Products. Notwithstanding any provision of this Agreement to the contrary, Andersen Consulting shall promote the Products using only the information and sales material provided by PR pursuant to Section 7.3, and Andersen Consulting shall make no statement or representation regarding the operation, capabilities or performance of the Products except as stated by PR in such written materials. Except as set forth herein, it is understood and agreed that Andersen Consulting will have no obligation to establish or maintain a formal sales organization or marketing program related to this Agreement.

     6.5 PRODUCT TRAINING. Andersen Consulting shall put twenty (20) of its consulting personnel through PR training concerning the Products. Such training shall be provided in accordance with Section 7.6 and scheduled by mutual agreement of the parties.

7.  PR'S OTHER OBLIGATIONS.

     7.1  THIS SECTION INTENTIONALLY OMITTED.

     7.2 BUSINESS DEVELOPMENT STAFFING. PR will appoint one (1) full-time Alliance Relationship Manager. Said Alliance Relationship Manager shall be responsible for (a) building awareness and acceptance of the Business Integration Services within PR and (b) coordinating joint marketing and sales efforts pursuant to this Agreement.

     7.3 SALES COLLATERAL. (a) PR shall furnish at no cost to Andersen Consulting reasonable quantities of promotional materials, such as sales literature, technical data, instruction manuals and technical journal reprints (the PRODUCT INFORMATION)in order for Andersen Consulting to promote the Products as provided for in this Agreement. PR shall supply Andersen Consulting with Product Information in electronic and paper format. Except as otherwise agreed by the parties, Andersen Consulting may use such Product Information without any limitation on disclosure. In any event, PR hereby grants Andersen Consulting permission to disclose certain Product Information to be designated and furnished by PR to Clients without the requirement for non-disclosure agreements. PR may require a Client to enter into a nondisclosure agreement with PR to protect its Confidential Information after a sales opportunity is qualified and reaches a detailed discussion stage. PR shall control the release of its Confidential Information to prospective Clients and will be responsible for putting in place such nondisclosure agreements with prospective Clients. PR will use reasonable efforts to ensure that the Product Information as provided to Andersen Consulting shall be accurate in all material respects when provided, and PR undertakes to update such Product Information when necessary.

     (b) PR will provide Andersen Consulting with its current form(s) of license agreements and maintenance agreements. The current versions of such materials are attached as Attachment D to this Agreement. PR will provide Andersen
                ------------
Consulting with any revisions or updates to such materials and shall provide additional copies of such materials upon request of Andersen Consulting.

     7.4 SALES SUPPORT. PR shall devote commercially reasonable efforts to support Andersen Consulting's promotion and sales efforts, including the following general activities: (a) supplying experts to support detailed technical presentations and meetings relating to the Products; (b) providing quotations for standard and custom configurations for the Products; and (c) responding to phone calls from prospective Clients.

     7.5 SALES INCENTIVES. PR shall create an incentive structure for the PR direct sales force that rewards such sales personnel for undertaking and closing joint engagements as contemplated by this Agreement. Specifically, PR will implement a sales reward structure that provides the PR sales force with financial incentives for closing sales with Registered Prospects and Clients that purchase PR Products and Andersen Consulting services as a combined solution that are greater than any other PR reward program for its sales force.

     7.6 TRAINING; TECHNICAL ASSISTANCE. (a) PR will provide Andersen Consulting at no charge with a total of at one hundred sixty (160) hours of training services covering the Products for up to twenty (20) Andersen Consulting personnel. PR shall also provide Andersen Consulting at no charge with a reasonable level of update or "delta" training for each major release of the Products for up to twenty (20) Andersen Consulting personnel; such update training to be provided in a timely manner to enable Andersen Consulting to remain current with all Improvements. Training will be performed at a PR facility. PR will provide Andersen Consulting personnel with written educational materials as part of the training program and will ensure that Andersen Consulting personnel are afforded the opportunity to discuss with PR trainers the operation of the Products. Andersen Consulting may use (but not copy) PR training materials for purposes of training additional Andersen Consulting personnel after the initial training. PR will make additional copies of training materials available to Andersen Consulting at its standard rates.
In the event that Andersen Consulting requests that PR deliver training at a site other than a PR training facility, Andersen Consulting agrees to reimburse PR for travel and living expenses based on PR's standard internal expense policies. PR shall provide a copy of such expense policy upon request by Andersen Consulting.

     (b) PR shall provide to Andersen Consulting upon request such technical assistance and/or additional training as Andersen Consulting may reasonably request to enable Andersen Consulting to more effectively market, sell, and distribute the Products, and enable Andersen Consulting to install, operate and use the Products effectively (and train Clients to do so). PR shall also provide to Andersen Consulting any service or other support information that would assist Andersen Consulting in marketing the Products. Such technical assistance or additional training shall be provided at a discount of 30% off of PR's normal rates for such services.


8.  REPRESENTATIONS AND WARRANTIES.

     8.1 AUTHORIZATION; ENFORCEABILITY. Each of PR and Andersen Consulting represent and warrant to the other that: (a) it is duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction;
(b) it has all requisite corporate power and authority to enter into this Agreement; (c) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby; and (d) this Agreement is a valid and binding obligation of such party enforceable in accordance with its terms.

     8.2 PRODUCT WARRANTY. (a) PR represents and warrants to Andersen Consulting that owns or has valid licenses to all copyrights, patents, trade secrets, trademarks, and other proprietary or intellectual property rights relating to the Products and has the right to grant to Andersen Consulting the rights and licenses purported to be granted by or pursuant to this Agreement, and has all other rights necessary for the performance of its obligations under this Agreement.

     (b) PR represents and warrants to Andersen Consulting that there have been no claims filed against PR alleging that the Products infringe a third party's intellectual property rights.

     (c) PR represents and warrants to Andersen Consulting that to its knowledge there are no products liability or other claims pending or any alleged problem or defect in any of the Products.

     8.3 CLIENT WARRANTIES. (a) PR shall extend to each Client that enters into an agreement to acquire Products pursuant to this Agreement, the warranties and indemnification for its Products and services that it generally extends to its Clients.

     (b) PR will offer each Client that enters into an agreement to acquire Products pursuant to this Agreement, the software maintenance, technical support and training services that PR generally offers to its Clients.

     (c) It is understood and agreed that, as between the parties, PR shall remain solely responsible to Clients for the performance and good working order of the Products and the performance of its services. Andersen Consulting is not responsible for the performance of PR's Products or services, and PR is not responsible for the performance of Andersen Consulting's products or services.

     (d) PR represents and warrants that it will provide each of the Clients that licenses the Product pursuant to this Agreement with the following warranty concerning millenium compliance: "During the period ending at midnight on June 30, 1999, the Product, when used properly in accordance with its documentation, is capable of correctly receiving, processing and providing date data without regard to whether any date involved in the operation occurs in the 20th or 21st Century and without regard to the system date at the time the calculation is performed; provided that all applications, hardware and other systems used in conjunction with the Product correctly exchange date data with or provide data to the Product and that the most current and an unaltered version of the Product is being used (Y2K COMPLIANT). The foregoing warranty shall not apply if any failure of the Product to be Y2K Compliant results from its interaction with applications, hardware or other systems not supplied by PR. PR represents and warrants that the Product does not embody a "windowing" approach to resolve issues concerning the correct performance of date related operations".


9.  RISK ALLOCATION

     9.1 LIMITATION OF LIABILITY. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER
SECTION 5.2 AND EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.2 WITH RESPECT TO THIRD PARTY CLAIMS, THE AGGREGATE LIABILITY OF EITHER PARTY FOR DIRECT DAMAGES ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LIMITED TO THE AGGREGATE AMOUNT OF $[1,000,000]. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR SAVINGS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

     9.2. INFRINGEMENT INDEMNIFICATION. (a) Subject to the provisions of Section 9.4, PR shall defend, indemnify and hold harmless Andersen Consulting, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney's fees of indemnitee(s) and those that may be asserted by a third party) or liability (collectively, LOSSES) arising from or related to an allegation by any third party (including any Client) that the Products (including any Improvements) provided by PR to Andersen Consulting pursuant to this Agreement infringe or misappropriate any intellectual property right of any third party (including without limitation, any United States patent, copyright, trade secret or trademark).

     (b) Subject to the provisions of Section 9.4, Andersen Consulting shall defend, indemnify and hold harmless PR, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns from and against any Losses arising from or related to an allegation that any

Business Integration Services of Andersen Consulting (or the offering or performance thereof) infringe or misappropriate any intellectual property right of any third party (including without limitation, any United States patent, copyright, trade secret or trademark).

In addition to its obligations under Section 9.2(a), if any Product licensed to Andersen Consulting hereunder is held to constitute an infringement or misappropriation of any third party's intellectual property rights or if in PR's opinion, any Product is, or is likely to be held to constitute, an infringement or misappropriation, PR may at its expense and option: (i) procure the right for Andersen Consulting to continue using the Product; (ii) replace each copy of the Product in Andersen Consulting's inventory for resale to a Client and each copy of the Product licensed by Andersen Consulting for use pursuant to Section
5.5 with a non-infringing and non-misappropriating substantially equivalent product; or (iii) modify the Product to make it non-infringing and non-misappropriating while conforming to the Product Specifications or if (i), (ii) and (iii) are not reasonably practical, PR will (iv) terminate the applicable license and require the return of the infringing Product and refund to Andersen Consulting the purchase price of such Products.

     9.3 OTHER CLAIMS. (a) Subject to the provisions of Section 9.4, each of PR and Andersen Consulting (each, an INDEMNIFYING PARTY) will defend, indemnify and hold harmless the other party, its subsidiaries, parent corporations, affiliates, officers, directors, partners, shareholders, employees, agents, and their successors and assigns (collectively, the INDEMNITEES) from and against any Losses imposed upon the Indemnitee(s) by any third party arising from or related to personal injury or property damage which is proximately caused by any negligence or intentional misconduct by such Indemnifying Party (or its employees, agents or representatives) in performing its obligations under this Agreement. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any Indemnitee's negligence, intentional misconduct or breach of this Agreement.

     (b) Subject to the provisions of Section 9.4, each party (as an Indemnifying Party) will defend, indemnify and hold harmless the other party and its Indemnitees from and against any Losses imposed upon the Indemnitee(s) by any employee, agent or representative of the Indemnifying Party or its Affiliates under any applicable termination. labor, social security or other similar laws or regulations and arising from or related to the transactions contemplated by this Agreement.

  9.4 PROCEDURE. To receive the benefit of indemnification under 9.2 or 9.3, the party seeking indemnification must promptly notify the other party in writing of a claim or suit and provide reasonable cooperation (at the Indemnifying Party's expense) and tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party's written consent. The Indemnitee has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The Indemnitee shall cooperate with Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party's sole cost and expense.

  9.5 INSURANCE. Each party shall procure and maintain insurance or self-insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either party's liability with respect to its indemnification obligations under this Section 9. Each party shall provide the other with written evidence of such insurance (or financial information that describes the amounts available under any self-insurance facility) upon request. Each party shall provide the other with written notice at least fifteen (15) business days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other party hereunder. If such party does not obtain replacement insurance or take other measures that allow it to provide comparable coverage within such 15-day period, the other party shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

10.  TERM AND TERMINATION.

     10.1 TERM. This Agreement shall take effect as the Effective Date and shall remain in effect until the fourth anniversary of the Effective Date, unless sooner terminated in accordance with Section 10.2 or extended in accordance with this Section 10.1. Not later than three (3) months prior to the fourth anniversary of the Effective Date, the parties shall confer regarding renewal of this Agreement for an additional term. If the parties agree to renew this Agreement the terms of this Agreement shall remain in effect during the renewal term, unless expressly amended by mutual agreement of the parties.

     10.2 TERMINATION. (a) Either party may terminate this Agreement at any time upon sixty (60) business days notice to the other party in the event that the other party shall have breached any of its material obligations hereunder and shall not have cured such breach prior to the expiration of the sixty (60)- day period. In addition, either party shall have the right to terminate this Agreement upon thirty (30) business days notice if a Force Majeure condition has prevented performance by the other party for more than one hundred twenty (120) consecutive days. The parties may also terminate this Agreement at any time upon mutual written agreement of the parties.

     (b) Andersen Consulting shall have the right to terminate this Agreement upon thirty (30) days notice to PR following the closing of any transaction in which a third party acquires control of PR by means of a merger or acquisition of PR's capital stock. For purposes of this Section 10.2(b) "control" has the meaning ascribed to it under the definition of Affiliate.

     10.3 EFFECT OF TERMINATION. (a) Upon termination (including expiration) of this Agreement:

          (i) PR and Andersen Consulting will terminate all tasks for all affected Client projects being performed pursuant to Section 2.3 in an orderly manner, as soon as practical or in accordance with a schedule agreed to by Andersen Consulting and PR to minimize disruption to Clients;

         (ii) each party shall return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of the other party;

        (iii) (1) Andersen Consulting and its Affiliates shall discontinue making any representation regarding its status as a "Global Reseller" or "Preferred Business Integration Services Provider" for the Products and shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of the Products; and (2) PR shall discontinue making any representation regarding its status as a "Preferred EAI Technology Provider" for offerings that embody CRM functionality;

         (iv) Each party and its Affiliates will discontinue any and all use of trade names and/or trademarks authorized for use under this Agreement, except as necessary to fulfill its obligations to Clients in accordance with this Section 10.3;

          (v) Andersen Consulting will discontinue any and all use of the licenses granted under Section 5.5; and

         (vi) each party will return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the Confidential Information of the other party, except that each party may retain one (1) complete copy of Confidential Information (1) for use in accordance with Sections 10.3(a)(i) and (2) for archival purposes to assure compliance with this Agreement.

     (b) Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties that accrued prior to the effective date of termination of this Agreement or release either party from obligations to resell or license Products made prior to the date of termination, or affect existing licenses or purchase orders for the Products.
Notwithstanding any provision of this Agreement to the contrary, each party may continue to exercise the rights and licenses granted hereunder to the extent necessary to allow such party to fulfill its obligations under existing engagement agreements or included in any proposal to a Client that was outstanding at the time of termination.

     (c)  The provisions of Sections 5.1-5.3, 5.5-5.6, 7.6(a), 8, 9, 10 and 11
shall survive any expiration or termination of this Agreement (except that Sections 5.5-5.6 and 7.6(a) may subsequently terminate in accordance with the provisions of Section 10.3(a)-(b)).

     (d) In the event of a termination or upon expiration of this Agreement in accordance with this Section 10, neither party shall have any obligation to the other party or any of its Affiliates, or to any of their employees for compensation or for damages of any kind, whether on account of the loss by such party or any of its Affiliates or their employees of present or prospective sales, investments, compensation or goodwill. Each party and its Affiliates, for theirselves and on behalf of each of their employees, hereby waives any rights which may be granted to them under the laws and regulations of state, any province, county, district or similar political entity world wide or otherwise which are not granted to it or them by this Agreement.

11.  GENERAL PROVISIONS.

     11.1 ISSUE RESOLUTION. In the event that any dispute arises relating to this Agreement, the Representatives shall promptly meet and attempt to resolve same through good faith discussions. If the Representatives are unable to resolve any dispute to their mutual satisfaction within thirty (30) business days after they commence discussions regarding same, and do not agree to extend the time for resolution of the issue at the end of their meeting, then they may by mutual agreement: (a) escalate the matter to higher levels in their organizations and, (b) if necessary, resort to a mutually agreed alternative dispute resolution technique prior to resorting to litigation.

     11.2 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts excluding its rules on conflicts of laws.

     11.3  THIS SECTION INTENTIONALLY OMITTED.

     11.4 AMENDMENT AND WAIVER. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

     11.5 INDEPENDENT CONTRACTORS. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between PR and Andersen Consulting do not constitute a partnership, joint venture, franchise, agency or contract of employment.
Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or its Affiliates.

     11.6 ASSIGNMENT. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld in the case of any assignment; provided that the proposed assignee under this Section 11.6 agrees in writing to assume all of the obligations of the assignor party under this Agreement.

     11.7 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.8 NOTICES. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid):

     If to PR:
          Prime Response Group, Inc.
          150 CambridgePark Drive
          Cambridge, MA 02140
          Phone: 617-876-8300
          Fax: 617-876-8383

     If to Andersen Consulting:
          Andersen Consulting LLP
          333 South Seventh Street
          Minneapolis, MN 55402
          Attn: J. Patrick O'Halloran

          Phone: 612.277.0000
          Fax: 612.277.1010

     Copy to:
          Andersen Consulting LLP
          1661 Page Mill Road
          Palo Alto, CA 94304
          Attn: General Counsel
          Phone: 650.213.2136
          Fax: 650.213.2222

or to such other place as any party may designate as to itself by written notice to the other party.

     11.9 SEVERABILITY. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

     11.10 CONFLICT OR INCONSISTENCY. In the event of any conflict or inconsistency between the terms and conditions hereof and any terms or conditions set forth in the Plan, any purchase order or other document relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement shall prevail.

     11.11 CAPTIONS. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

     11.12 WORD MEANINGS. Words such as HEREIN, HEREINAFTER, HEREOF and HEREUNDER refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

     11.13 ENTIRE AGREEMENT. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement or incorporated by reference in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by the duly authorized representative of the applicable party.

     11.14 RULES OF CONSTRUCTION. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

     11.15 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     11.16 FORCE MAJEURE. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation, other than a payment obligation, created by this Agreement is caused by a Force Majeure condition, that obligation shall be suspended during the continuance of the Force Majeure condition.

     11.17 FURTHER ASSURANCES. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.



                  [REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

     11.18 NON-SOLICITATION. Except as the parties may expressly agree otherwise in writing, neither party shall solicit, offer work to, employ, or contract with, whether as a partner, employee or independent contractor, directly or indirectly, any of the other party's Personnel during their participation in the activities addressed by this Agreement or during the twelve
(12) months thereafter. For purposes of this Section 11.18, PERSONNEL includes any Person a party employs as a partner, employee or independent contractor and with which the other party comes into direct contact in the course of the transactions contemplated by this Agreement.

BOTH PARTIES REPRESENT THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY THE TERMS AND CONDITIONS STATED HEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.


PRIME RESPONSE, INC.                    ANDERSEN CONSULTING LLP


By: /s/ Frederick H. Phillips           By: /s/ J. Patrick O'Halloran
   ---------------------------------       ---------------------------------
Name: Frederick H. Phillips             Name: J. Patrick O'Halloran
     -------------------------------         -------------------------------
Title: Secretary, Treasurer, Senior     Title: Partner
       Vice President and Chief               ------------------------------
       Financial Officer
      ------------------------------
Date: December 6, 1999                  Date: December 6, 1999
      ------------------------------          ------------------------------